Exhibit 10.16

LOAN AND SECURITY AGREEMENT

by and between

WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.,

AND

FSB FINANCIAL, LTD.

Dated June 8, 2005

$75,000,000

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (“Agreement”) is made as of the 8th day of June, 2005, by and between FSB FINANCIAL, LTD. (“Borrower”), a Texas limited partnership with its principal office located at 110 West Randol Mill Road Suite 100, Arlington, Texas 76011, and WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC. (“WFFPC”), an Iowa corporation with its principal office located at 800 Walnut, Des Moines, Iowa 50309.

BACKGROUND

Borrower has requested and WFFPC has agreed to make available to Borrower a secured revolving credit facility in the initial principal amount of $75,000,000, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. The terms defined in this Section 1.1, whenever used and capitalized in this Agreement shall, unless the context otherwise requires, have the respective meanings herein specified.

“Adjusted Tangible Net Worth” means, as of any date of determination, Tangible Net Worth minus the aggregate amount of Borrower’s Receivables included in its Tangible Net Worth that are 120 days or more delinquent on a contractual aging basis.

“Advance” means each advance of the Loan made to Borrower pursuant to Section 2.1 hereof.

“Advance Rate” means the following percentage based upon the Collateral Performance Indicator as of the end of each month then most recently ended for which monthly reports have been delivered to WFFPC pursuant to Section 6.2:

Collateral Performance Indicator	Applicable Margin
Less than or equal to 7.0%	87%
Greater than 7.0% but less than or equal to 8.0%	86%
Greater than 8.0% but less than or equal to 9.0%	85%
Greater than 9.0% but less than or equal to 10%	84%
Greater than 10%	83%

“Affiliate” means (i) any person who or entity which directly or indirectly owns, controls or holds 5% or more of the outstanding beneficial interest in Borrower; (ii) any entity of which 5% or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by Borrower; (iii) any entity which directly or indirectly is under common control with Borrower; (iv) any officer, director, partner or employee of Borrower or any Affiliate; or (v) any immediate family member of any person who is an Affiliate. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan and Security Agreement and all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Availability Statement” means the certificate in substantially the form of Exhibit B hereto to be submitted by Borrower to WFFPC in accordance with the provisions of Section 2.1 and Section 3.3 hereof.

“Bankruptcy Code” means the United States Bankruptcy Code as now constituted or hereafter amended and any similar statute or law affecting the rights of debtors.

“Base Rate” means from the date of determination the LIBOR Rate for such date.

“Books and Records” means all of Borrower’s original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrower” means FSB Financial, Ltd., a Texas limited partnership, and its respective successors and assigns.

“Borrower’s Loan Account” has the meaning assigned to that term in Section 2.1 of this Agreement.

“Borrowing Base” means, as of the date of determination, an amount up to Advance Rate of the aggregate balance of outstanding WFFPC Receivables that are Eligible Receivables net of any unearned interest, fees, commissions, discounts, holdbacks, post-purchase add-on insurance premiums and reserves that are otherwise included by Borrower in identifying the balance outstanding on its Receivables.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks are authorized by law to close including, without limitation, United States federal government holidays.

“Capital Base” means the sum of Borrower’s Adjusted Tangible Net Worth plus Subordinated Debt.

“Charge-off” or “Charged-off”, when used in reference to Receivables, means the cumulative Principal Balance (less applicable discounts, if any) of an account or accounts written off, net of recoveries.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means:

(i) All WFFPC Receivables, now owned or existing or hereafter arising or acquired;

(ii) All collateral, security and guaranties now or hereafter in existence for any of the WFFPC Receivables;

(iii) All insurance related to any of the WFFPC Receivables, to any collateral or security for any of the WFFPC Receivables or to any obligor in respect of any of the WFFPC Receivables and all proceeds of such insurance (including, without limitation, all non-filing insurance, credit insurance and credit life insurance related to any of the WFFPC Receivables, to any collateral or security for any of the WFFPC Receivables, or to any obligor in respect of any WFFPC Receivables and all proceeds of such insurance);

(iv) All of Borrower’s Books and Records related to any of the WFFPC Receivables including all computers and computer related equipment, tapes and software;

(v) All notes, drafts, deposit accounts, acceptances, documents of title, deeds, policies and policies or certificates of insurance (including without limitation credit insurance, credit life insurance, non-filing insurance and title insurance) and securities (domestic and foreign) and letter of credit rights now or hereafter owned by Borrower or in which Borrower has or at any time acquires an interest in connection with any of the WFFPC Receivables;

(vi) All of Borrower’s Accounts, Documents, Instruments, General Intangibles and Chattel Paper as defined in Section 1.2(b) of this Agreement, now owned or existing or hereafter arising or acquired related to the WFFPC Receivables, and all payment obligations owed to Borrower, now owned or existing or hereafter arising or acquired solely relating to the WFFPC Receivables; together with all collateral, security and guaranties now or hereafter in existence for any of the foregoing related to the WFFPC Receivables; and

(vii) All cash and non-cash proceeds of all the foregoing.

“Collateral Performance Indicator” means as of the end of each testing period the sum of (i) (a) monthly average of WFFPC Receivables greater than 60 days contractually past due as of the end of the last three calendar months, divided by (b) average total WFFPC Receivables as of the end of the last three calendar months and (ii) (a) net charge-offs of WFFPC Receivables for the 12 month period ending on such date, divided by (b) average net WFFPC Receivables outstanding during such twelve month period.

“Collections” means payment of principal, interest and fees on WFFPC Receivables, the cash and non-cash proceeds realized from the enforcement of such Receivables and any security therefor, or the Collateral, proceeds of credit, group life or non-filing insurance, or proceeds of insurance on any personal property which is part of the collateral for the Receivables.

“Commitment” means the maximum principal amount which WFFPC has agreed may be loaned to Borrower pursuant to Article 2 hereof, being, on the date hereof, $75,000,000.

“Consumer Finance Laws” means all applicable laws and regulations, federal, state and local, relating to the extension of consumer credit, and the creation of a security interest in personal property in connection therewith, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, the Magnuson-Moss Warranty Act, the Federal Trade Commission’s Rules and Regulations and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

“Credit Documents” means this Agreement, the Note, the Subordination Agreement(s), the Custodian Agreement(s) and any and all additional documents, instruments, agreements and other writings executed and delivered pursuant to or in connection with this Agreement.

“Custodian” means, initially, Steve Burke.

“Custodian Agreement” means that certain Custodian Agreement dated of even date herewith by and between WFFPC, Borrower, and an individual custodian, substantially in the form attached hereto as Exhibit C, as the same may be amended, modified, restated or extended from time to time.

“Debt” means, as of the date of determination, all of Borrower’s outstanding indebtedness (other than deferred loan origination fees of Borrower and non-recourse obligations owing to a Special Purpose Subsidiary) including without limitation (a) all loans made by WFFPC to Borrower; (b) Borrower’s accounts payable as of the date of determination; (c) Borrower’s income tax liabilities; (d) Borrower’s mortgages; (e) Borrower’s deposits and debenture instruments; (f) Borrower’s Subordinated Debt; and (g) indebtedness owing to SSB.

“Default” means an event, condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“EBITDA Ratio” means Borrower’s earnings before payments of interest, taxes, depreciation and amortization expense for the twelve month period ending on the date of determination, net of the amount of any WFFPC Receivables to be charged off, that have not been charged off under Section 6.4(d), as a percent of interest expense during such twelve month period in accordance with GAAP principles pursuant to Section 6.4 of this Agreement. Any increase during such twelve month period in the shortfall between Borrower’s Allowance for Loan Losses and the applicable Minimum Allowance for Loan Losses shall be subtracted from Borrower’s reported earnings for purposes of identifying Borrower’s “earnings” as that term is used in this formula. WFFPC may also, in its reasonable discretion, disregard extraordinary or non-recurring income or expense experienced by Borrower during the testing period for purposes of determining Borrower’s EBITDA Ratio, provided that gains realized by Borrower from the sale of Receivables shall not be deemed extraordinary or non-recurring for purposes of this formula.

“Eligible Receivables” means, as of the date of determination, WFFPC Receivables (net of unearned interest and unearned discounts) which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which WFFPC has a validly perfected first priority and only Lien, and which are not any of the following: (i) Receivables for which a payment is more than 30 days past due on a contractual basis at the time they are first submitted for qualification as WFFPC Receivables; (ii) Receivables for which a payment is more than 60 days past due on a contractual basis; (iii) Receivables in litigation, foreclosure or repossession; (iv) Receivables subject to bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code; (v) Receivables from officers, employees or partners of Borrower or any Affiliate; (vi) Receivables which have been deferred or extended by Borrower (not including deferrals or extensions by Borrower’s predecessor in title to such Receivables) for one month more than two times during any twelve (12) month period; (vii) Receivables which have been re-written or the original terms have been otherwise modified; (viii) Receivables arising from deficiency balance accounts; (ix) Interest Only Accounts; (x) Receivables with an original term greater than 72 months; (xi) electronic chattel paper; (xii) Receivables which are payable by their terms more frequently than monthly; (xiii) Receivables which, in WFFPC’s reasonable credit discretion, do not constitute acceptable collateral.

“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to refer to any successor sections.

“Event of Default” has the meaning assigned to that term in Article 8 of this Agreement.

“Existing Long-Term Unsecured Debt” means the indebtedness of Borrower listed on Exhibit H attached hereto and made part hereof.

“GAAP” means generally accepted accounting principles applied on a consistent basis, in accordance with the Statement of Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditor’s Report” (SAS 69) or superseding pronouncements, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or in such other statements by such other entity as WFFPC may reasonably approve, which are applicable in the circumstances as of the date in question. The requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, or, in the event of a material change in any accounting principle from that observed in any previous period (i) financial reports covering preceding periods during the term of this Agreement are restated to reflect such change and provide a consistent basis for comparison among periods and (ii) the financial covenants set forth in Section 6.4 shall be adjusted as determined by WFFPC to reflect similar performance standards as those measured by the existing covenants using the previously observed accounting principles.

“Intangible Assets” means all assets of any person or entity which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“Intercreditor Agreement” means that certain Intercreditor Agreement substantially in the from of Exhibit G-2 to this Agreement, to be executed and exchanged by WFFPC and such other creditors of Borrower as WFFPC shall require including, without limitation, SSB pursuant to Section 5.1(f) of this Agreement, as the same may be amended, modified, restated or extended from time to time.

“Interest-Only Accounts” means those Receivables on which collections are applied entirely to interest and expense charges, with no portion thereof being required to reduce the principal balance on the loan prior to the stated maturity of such accounts.

“LIBOR Rate” means the 30-Day London Interbank Offered Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including without limitation any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” means the aggregate principal amount advanced by WFFPC to Borrower pursuant to Section 2.1 of this Agreement, together with interest accrued thereon and fees and costs incurred in connection therewith.

“Loan Availability” means the amount available for Advances under this Agreement on any date as determined in accordance with the Availability Statement submitted to WFFPC on such date in accordance with Section 3.3.

“Minimum Allowance for Loan Loss” shall mean an amount, inclusive of a traditional allowance for loan loss and unearned discount, equal to the greater of (a) the “total estimated remaining loss dollars” as computed in Borrower’s quarterly “Lifetime Remaining Loss Projections”; or (b) an amount pursuant to the recommendation of the independent certified public accountant preparing Borrower’s financial statements. Notwithstanding the foregoing, the traditional allowance for loan loss, noted in the preceding paragraph, will be maintained in an amount sufficient to meet or exceed Office of Thrift Supervision loss reserve requirements.

“Note” means the promissory note of Borrower in favor of WFFPC in substantially the form of Exhibit E to this Agreement, evidencing the obligation of Borrower to repay the Loan, and any and all amendments, renewals, replacements or substitutions therefor.

“Obligations” means each and every draft, liability and obligation of every type and description which Borrower may now or at any time hereafter owe to WFFPC (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving WFFPC alone or in a transaction involving other creditors of Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several), and including specifically, but not limited to, all indebtedness of Borrower arising under this Agreement or the Note, including, without limitation, all Loans.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Plan” means any employee benefit plan subject to the provisions of Title IV of ERISA which is maintained in whole or in part for employees of Borrower or any affiliate of Borrower.

“Principal Balance”, when used in reference to a WFFPC Receivable, means the gross balance owed with respect to the Receivable on the date of measurement minus any unearned finance charges included in that balance by Borrower and without consideration of discounts and or reserves taken by Borrower with respect to the Receivable.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Receivables” means all lien, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing time sale transactions acquired, by Borrower.

“Request for Advance” means the certificate in the form attached hereto as Exhibit A to be delivered by Borrower to WFFPC as a condition of each Advance pursuant to Section 2.5 hereof.

“Restricted Payments” means payments by Borrower which constitute (a) distributions of any kind with respect to Borrower’s equity or any warrants, rights or options to purchase or otherwise acquire any equity interests in the Borrower or (b) payments of principal or interest on Subordinated Debt.

“Schedule of Receivables and Assignment” means a schedule in the form of Exhibit F to this Agreement to be submitted by Borrower to WFFPC pursuant to Section 2.1 and Section 3.3 hereof, describing the Receivables assigned and pledged to WFFPC, for the benefit of WFFPC, on the date hereof and thereafter for the period to which such schedule relates and confirming the assignment and pledge of such Receivables.

“Senior Debt” means all Debt of Borrower other than Subordinated Debt.

“Senior Debt to Capital Base Ratio” means the ratio of Senior Debt to Capital Base.

“Special Purpose Subsidiary” means a subsidiary of Borrower which is formed and operated for the purpose of purchasing Receivables from Borrower on a cash, non-recourse basis. Borrower shall have no liability for the debts of any Special Purpose Subsidiary.

“SSB” means Southwest Securities Bank.

“Subordinated Debt” means any indebtedness of Borrower for borrowed money (including the Existing Long-Term Unsecured Debt) and which shall contain provisions subordinating the payment of such indebtedness and the liens and security interests securing such indebtedness to Senior Debt, in form, substance and extent acceptable to WFFPC, in its sole discretion provided, however, that Borrower’s indebtedness to SSB incurred in connection with SSB’s funding of Borrower’s purchase of Receivables shall not be deemed Subordinated Debt.

“Subordination Agreement” means, individually, and “Subordination Agreements” means, collectively, the Subordination Agreements substantially in the from of Exhibit G-1 to this Agreement, to be executed and delivered to WFFPC by each holder of Subordinated Debt pursuant to Section 5.1(f) of this Agreement, as the same may be amended, modified, restated or extended from time to time.

“Subsidiary” of any entity means any corporation of which such entity directly or indirectly owns or controls at least a majority of the outstanding stock having general voting power. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Tangible Net Worth” means, at any date, all amounts which, in conformity with GAAP, would be included as equity on a balance sheet excluding therefrom: (a) goodwill, including any amounts, however designated, that represents the excess of the purchase price paid for assets over the book value assigned thereto by Borrower, (b) patents, trademarks, trade names, and copyrights, (c) loans and advances to any partner, stockholder, director, officer, or employee of the company or any Affiliate or Subsidiary of Borrower, (d) all other assets which are properly classified as intangible assets in conformity with GAAP, and (e) the amount of any WFFPC Receivables to be charged off, that have not been charged off under Section 6.4(d).

“Termination Date” means the earlier of (a) June 7, 2008, as such date may be extended from time to time in writing; or (b) the date on which the Commitment is terminated and the Loan becomes due and payable pursuant to Section 9.1.

“Total Liabilities” means all liabilities of Borrower, as determined in accordance with GAAP.

“WFFPC Receivables” means Receivables of Borrower which have been assigned or pledged to WFFPC pursuant to the terms set forth in this Agreement.

“WFFPC” means Wells Fargo Financial Preferred Capital, Inc., an Iowa corporation, and its respective successors and assigns.

“WFFPC Debt” means all Debt of Borrower to WFFPC.

“WFFPC Debt to Capital Base Ratio” means the ratio of WFFPC Debt to Capital Base.

“WFFPC Receivables Account” means the bank account established by Borrower pursuant to Section 3.4 of this Agreement for the purpose of depositing proceeds of Collateral.

Section 1.2 Rules of Construction.

(a) Accounting Term. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP.

(b) Uniform Commercial Code. Except as otherwise provided herein, terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, “Accounts”, “Documents”, “Instruments”, “General Intangibles”, and “Chattel Paper” shall have the respective meanings described to such terms in the Uniform Commercial Code as in effect in the State of Iowa from time to time.

ARTICLE 2

THE REVOLVING CREDIT FACILITY

Section 2.1 The Loan. Until the Termination Date and subject to the terms and conditions of this Agreement, WFFPC shall, upon the prior application of Borrower, from time to time, make Advances to Borrower on or after the date of this Agreement, which Borrower may repay and reborrow from time to time, in the maximum principal amount at any one time outstanding not to exceed the lesser of the amount of the Commitment or the Borrowing Base in effect as of the date of determination, as follows:

(a) WFFPC shall establish on its books an account in the name of Borrower (the “Borrower’s Loan Account”). A debit balance in Borrower’s Loan Account shall reflect the amount of Borrower’s indebtedness to WFFPC from time to time by reason of Advances and other appropriate charges (including, without limitation, interest charges) hereunder. At least once each month, WFFPC shall provide to Borrower a statement of Borrower’s Loan Account which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies WFFPC to the contrary within 30 days of WFFPC’s providing such statement to Borrower.

(b) Borrower shall prepare a completed Availability Statement as of each month end and forward such statement to WFFPC by the 20th day of the following month.

(c) Each Advance made hereunder shall, in accordance with GAAP, be entered as a debit to Borrower’s Loan Account, and shall be in a principal amount which, when aggregated with all other Advances then outstanding, shall not exceed the lesser of the then effective Borrowing Base or Commitment.

(d) The Loan shall be due and payable to WFFPC on the Termination Date. Upon the occurrence of an Event of Default, WFFPC shall have rights and remedies available to it under Article 9 of this Agreement.

Section 2.2 The Note. The indebtedness of Borrower to WFFPC hereunder shall be evidenced by a Note executed by Borrower in favor of WFFPC, which shall be substantially in the form of Exhibit E of this Agreement, dated the same date as this Agreement. The principal amount of the Note will be $75,000,000; provided, however, that notwithstanding the face amount of the Note, Borrower’s liability under the Note shall be limited at all times to its actual indebtedness (principal, interest and fees) then outstanding and owing to WFFPC hereunder.

Section 2.3 Method of Payment. Borrower shall make all payments of principal and interest on the Note in lawful money of the United States of America and in funds immediately available by wire transfer, to WFFPC at its address which appears in the signature page of this Agreement or at such other address as WFFPC otherwise directs. Whenever any payment is due on a day, which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest shall be paid for such extended time.

Section 2.4 Interest.

(a) In the absence of an Event of Default or Default hereunder and prior to maturity, the outstanding balance of the Obligations will bear interest at an annual rate equal to the

Base Rate plus 2.25% through and including the calendar month ending June 30, 2005 and thereafter as adjusted to an annual rate equal to the Base Rate plus the applicable margin as determined below (“Margin Rate”) then in effect. The Margin Rate shall be adjusted monthly, effective as of the first day of each month, and shall be based upon the written monthly financial statement for the immediately preceding calendar month prepared by Borrower and submitted to WFFPC. The Margin Rate shall be determined according to the following formula (provided, no downward adjustment in the Margin Rate shall be permitted during the existence of an Event of Default or Default):

(i) if Borrower’s Senior Debt to Capital Base Ratio as of the end of the previous month is 5.0 to 1 or less, the Margin Rate is 2.25%;

(ii) if Borrower’s Senior Debt to Capital Base Ratio as of the end of the previous month is more than 5.0 to 1 but less than or equal to 6.0 to 1, the Margin Rate is 2.35%;

(iii) if Borrower’s Senior Debt to Capital Base Ratio as of the end of the previous month is greater than 6.0 to 1, the Margin Rate is 2.40%.

Interest shall be payable monthly in arrears on the first day of each month commencing on the first such date after the first Advance under the Loan and continuing until the Commitment is terminated and Borrower’s indebtedness thereunder is paid in full. Interest as provided hereunder will be calculated on the basis of a 360 day year and the actual number of days elapsed. The rate of interest provided for hereunder is subject to increase or decrease when and as the Base Rate increases or decreases in an amount corresponding to the change in the Base Rate, as well as when and as the Margin Rate increases or decreases in an amount corresponding to the change in the Margin Rate. Any such change in interest rate hereunder shall take effect the first day of the month following a change in the Base Rate or Margin Rate, as the case may be. WFFPC shall determine each interest rate applicable to Advances hereunder, and its determination thereof shall be conclusive and binding except in cases of manifest error or willful misconduct; provided, however, if Borrower timely objects to the statement of Borrower’s Loan Account in accordance with Section 2.1(a), and the resolution of such objection is a restatement of such statement resulting in a change in the Margin Rate, then WFFPC shall (i) apply any resulting overpayment of interest to principal and (ii) adjust the interest rate applicable to Advances accordingly.

(b) Notwithstanding the foregoing, in the event that the amount of interest payable to WFFPC pursuant to Section 2.4(a) for any month is less than $10,000, Borrower shall pay to WFFPC a fee equal to the difference between the amount of interest payable and $10,000.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default or Default hereunder, including after maturity and before and after judgment, Borrower hereby agrees to pay to WFFPC interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest with respect thereto, at the rate of 2.50% per annum above the rate described in subparagraph (a) above.

(d) The parties acknowledge that Borrower has pre-paid $100,000 in interest payable hereunder.

Section 2.5 Advances.

(a) Borrower shall notify WFFPC in writing not later than 10:00 a.m., Des Moines,

Iowa, time, on the date of each requested Advance under the Commitment, specifying the date, amount and purpose of the Advance. Such notice shall be in the form of the Request for Advance attached as Exhibit A, shall be certified by the President or Treasurer (or such other authorized person as Borrower directs from time to time) of Borrower. Upon delivery of each such Request for Advance, Borrower shall be automatically deemed affirmed and true and correct as of the date of the requested Advance:

(i) the aggregate amount of the requested Advance, which shall be in multiples of $5,000 but not less than the lesser of $5,000 or the unborrowed balance of the Commitment;

(ii) confirmation of Borrower’s compliance with Sections 2.1(c), 6.4 and 7.1 through 7.11 both immediately prior to and after making such Advance; and

(iii) the representations and warranties set forth in Article 4 are true and correct as of the date of the Advance; no Event of Default or Default has occurred and is then continuing; and there has been no material adverse change in Borrower’s financial condition, operations or business or the Collateral since the date of the monthly and audited annual financial statements most recently delivered by Borrower to WFFPC pursuant to this Agreement.

(b) Subject to the satisfaction of the conditions set forth in Section 2.5(a) and 5.2, and the other terms of this Agreement, WFFPC shall make the requested Advance, in its discretion, either (a) by wiring such amount to an account designated by Borrower and in Borrower’s name, or (b) by payment by WFFPC directly to SSB for any amounts then owing to SSB by Borrower in connection with Receivables that SSB has released from its lien for designation as WFFPC Receivables, or (c) in such other manner as shall be mutually agreed upon by Borrower and WFFPC, all not later than 5:00 p.m., Des Moines, Iowa, time on the day of the requested Advance.

(c) Each request for an Advance pursuant to this Section 2.5 shall be irrevocable and binding on Borrower.

Section 2.6 Prepayment.

(a) Optional Prepayments. Borrower may prepay the Loan from time to time, in full or in part without premium or penalty, provided that (i) in the event Borrower repays the Loan and terminates this Agreement in full prior within one year from the Termination Date, Borrower shall pay a sum equal to 0.50% of the Commitment as a prepayment penalty; (ii) in the event Borrower repays the Loan in full and terminates this Agreement within two years from the Termination Date but not within one year from the Termination Date, Borrower shall pay a sum equal to 1.0% of the Commitment as a prepayment penalty; (iii) in the event Borrower repays the Loan in full and terminates this Agreement within three years from the Termination Date, but not within two years from the Termination Date, Borrower shall pay a sum equal to 1.5% of the Commitment as a prepayment penalty; (iv) prepayments shall be in a minimum amount of $10,000 and $10,000 increments in excess thereof; and (v) partial prepayments prior to the Termination Date shall not reduce WFFPC’s Commitment under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Notwithstanding the foregoing, Borrower shall not be obligated for the payment of any such prepayment fee if (x) (1) Borrower requests that the

Commitment be increased by a commercially reasonable amount from a credit perspective, (2) Borrower has available capital to support such growth, (3) no Event of Default or Default has occurred under the Loan Agreement and (4) WFFPC does not agree to such increase or (y) the Loan is repaid out of normal cash flow or proceeds received as a result of an issuance of a securitization or commercial paper conduit.

(b) Mandatory Prepayments. In the event that amounts outstanding hereunder at any time exceed the Borrowing Base (whether established by an Availability Statement or otherwise) Borrower shall pay to WFFPC immediately and without demand or notice of any kind required, the amount by which Borrower’s indebtedness hereunder exceeds the Borrowing Base then applicable, together with all accrued interest on the amount so paid and any fees and costs incurred in connection therewith.

ARTICLE 3

SECURITY

Section 3.1 Security Interest. To secure the payment and performance of the Obligations, Borrower hereby grants to WFFPC a continuing general Lien on and a continuing security interest in all of the Collateral, wherever located, whether now owned or hereafter acquired, existing or created, together with all replacements and substitutions therefor, and the cash and non-cash proceeds thereof. Borrower shall promptly deliver the original WFFPC Receivables part of the Collateral to the Custodian if such Receivables are not already in the Custodian’s possession and shall assign a code to such Receivables which identify them as Collateral on Borrower’s system of accounting for its Receivables.

Section 3.2 Financing Statements. Borrower consents to WFFPC’s filing of financing statements with the appropriate office or offices in form sufficient to perfect WFFPC’s security interest in the Collateral which can be perfected by filing a financing statement.

Section 3.3 Documents to be Delivered to WFFPC. Concurrently with the execution and delivery of this Agreement and, thereafter, by the 20th day of each month for the prior month and at any other time as WFFPC may require, Borrower shall deliver to WFFPC an Availability Statement, a Schedule of Receivables and Assignment, an aging of Receivables and such other documentation as WFFPC may require. In addition, prior to any WFFPC Receivable being included within the Borrowing Base, Borrower shall deliver the following at such time: (i) a written release of SSB’s liens in such pool of Receivables, which release shall include any other Collateral in which Borrower has or at any time acquires an interest in connection with the Receivables being submitted, duly executed by SSB; and (ii) a UCC-3 partial release in recordable form with respect to SSB’s liens in the pool of Receivables being submitted and their proceeds. All WFFPC Receivables of Borrower shall be stamped and assigned to WFFPC as follows to evidence the assignment to WFFPC:

The within instrument or agreement is pledged as collateral to Wells Fargo Financial Preferred Capital, Inc.

Borrower shall: (a) deliver to the custodian under the Custodian Agreement, as the bailee and designee of WFFPC, or, upon and anytime after an Event of Default, to WFFPC, the WFFPC Receivables and all Documents, General Intangibles and Instruments relating to WFFPC Receivables; (b) execute and deliver to WFFPC a depository account control agreement with respect to the WFFPC Receivables Account, in form and substance satisfactory to WFFPC (the “Deposit Account Control Agreement”); and (c) execute and deliver to WFFPC, for the benefit of WFFPC, such assignments, mortgages, financing statements, amendments thereto and continuation statements thereof, in form satisfactory to WFFPC, and such additional agreements, documents or instruments as WFFPC may, from time to time, require to evidence, perfect and continue to perfect WFFPC’s liens and security interests granted hereunder. For purposes of this Article 3, the parties hereto agree that, until WFFPC shall otherwise designate, the custodian(s) under the Custodian Agreement as from time to time in effect, shall be deemed to be the designee of WFFPC and WFFPC shall have the right, at any time and from time to time, to direct or redirect the delivery of all or any of the foregoing items to any other designee. WFFPC may in its sole discretion record or file any such document, instrument or agreement, including, without limitation, this Agreement, as it may from time to time deem desirable.

Section 3.4 Collections. Notwithstanding the assignment (but not in any way to be deemed or construed to impair or affect the security interest granted hereunder) of the WFFPC Receivables by Borrower to WFFPC, until notice to the contrary is provided to Borrower by WFFPC or until the occurrence of a Default or an Event of Default, Borrower may service, manage, enforce and receive Collections on Collateral for the account of WFFPC. Borrower shall have no power to make any allowance or credit to any obligor which is contrary to Borrower’s loan policies and procedures on the date of this Agreement or which is contrary to the customary policies and procedures of a prudent bank or finance company without WFFPC’s prior written consent.

Borrower shall establish a depository account with a financial institution acceptable to WFFPC, designated as the WFFPC Receivables Account, into which Borrower shall deposit all proceeds of the Collateral (including WFFPC Receivables) unless and until WFFPC notifies Borrower pursuant to the following paragraph that proceeds of Collateral (including WFFPC Receivables) are to be deposited to an account over which WFFPC has exclusive control. No other funds shall be commingled with the proceeds of Collateral (including WFFPC Receivables) deposited to such account. Borrower may make withdrawals from such account, without the co-signature of WFFPC, in the ordinary course of its business. If SSB is the institution with which such account is established, Borrower shall provide WFFPC with a written waiver by SSB of any security interest or right of setoff it might otherwise have with respect to such account. Upon notification from WFFPC pursuant to the following paragraph that proceeds of Collateral (including WFFPC Receivables) are to be deposited to an account over which WFFPC has exclusive control, Borrower shall transfer the balance of the WFFPC Receivables Account to the account controlled by WFFPC.

Upon notice by WFFPC following an Event of Default, WFFPC may require Borrower to endorse and deposit all Collections from Collateral (including WFFPC Receivables) within one Business Day of receipt thereof and in the original form received (except for the endorsement of Borrower, if necessary, to enable the collection of instruments for the payment of money, which endorsements Borrower hereby agrees to make) in such account maintained with such depository as WFFPC may from time to time specify, such account to limit withdrawals by Borrower therefrom only to the order of WFFPC, but to permit withdrawals by WFFPC therefrom without the co-signature of Borrower. Following an Event of Default, WFFPC may also require Borrower to enter into an appropriate lockbox agreement with WFFPC or another financial institution acceptable to WFFPC, in form and content acceptable to WFFPC, with respect to opening and maintaining a lock box arrangement for the Collections from Collateral (including WFFPC Receivables). Such lock box agreements shall be irrevocable so long as Borrower is indebted to WFFPC under this Agreement.

Section 3.5 Additional Rights of WFFPC; Power of Attorney.

(a) In addition to all the rights granted to WFFPC hereunder, WFFPC shall have the right, at any time following the occurrence and during the continuance of an Event of Default, to notify the obligors and account debtors of all WFFPC Receivables to make payment thereon directly to WFFPC, and to take control of the cash and non-cash proceeds of such Collateral; provided, however, that once such notification is given to such obligors, it shall not be vitiated by a subsequent cure of such default without the prior written consent of WFFPC. When Collections received by WFFPC have been converted into cash form, WFFPC shall forthwith apply the same first in discharge of all expenses, fees, costs and charges including attorneys’ fees and costs of Collections; second to pay all interest accrued under the Note and this Agreement; third to pay principal due under the Note and this Agreement; and then to pay any other sums due to WFFPC under the terms of this Agreement.

(b) Upon the occurrence of an Event of Default, Borrower irrevocably appoints WFFPC its true and lawful attorney, with power of substitution, to act in the name of Borrower or in the name of WFFPC or otherwise, for the use and benefit of WFFPC, but at the cost and expense of Borrower, without notice to Borrower: to demand, collect, receipt for and give renewals, extensions, discharges and releases of any Collateral (including WFFPC Receivables); to institute and to prosecute legal and equitable proceedings to realize upon any Collateral (including WFFPC Receivables); to settle, compromise, or adjust claims; to take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds thereof; to endorse the name of Borrower upon any notes, checks, drafts, money orders, or other evidences of payment of Collateral (including WFFPC Receivables); to sign Borrower’s name on any instruments or documents relating to any of the Collateral or on drafts against account debtors; to do all other acts and things necessary, in WFFPC’s sole judgment, to effect collection of the Collateral (including WFFPC Receivables) or protect its security interest in the Collateral (including WFFPC Receivables); and generally to sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with the Collateral (including WFFPC Receivables) as fully and completely as though WFFPC were the absolute owner thereof for all purposes, except to the extent limited by any applicable laws and subject to any requirement of notice to Borrower or other persons under applicable laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants and shall continue to represent and warrant to WFFPC until Borrower’s obligations to WFFPC hereunder have been satisfied in full and the Commitment has expired or otherwise has been terminated as follows:

Section 4.1 Representations and Warranties as to WFFPC Receivables.

(a) As to the WFFPC Receivables generally:

(i) To the best of Borrower’s knowledge, the original lender or seller had full power and authority to make extensions of credit evidenced by the WFFPC Receivables and all such WFFPC Receivables and all Books and Records related thereto are genuine, based on enforceable contracts and are in all respects what they purport to be;

(ii) All WFFPC Receivables have been, to the best of Borrower’s knowledge, duly authorized, executed, delivered by the parties whose names appear thereon and are, to the best of Borrower’s knowledge, valid and enforceable in accordance with their terms; constitute Chattel Paper; any chattels described in any WFFPC Receivable are and will be accurately described and are and will be in the possession of the parties granting the security interest therein; and Borrower is and will be in possession of all titles with respect to any collateral securing a WFFPC Receivable and will have the authority to have its lien noted on the corresponding certificate of title;

(iii) The form and content of all WFFPC Receivables and the security related thereto and the transactions from which they arose to the best of Borrower’s knowledge, comply in all material respects (and in any event in all respects necessary to maintain and ensure the validity and enforceability of the WFFPC Receivables) with any and all applicable laws, rules and regulations including, without limitation, applicable Consumer Finance Laws;

(iv) The original amount and unpaid balance of each WFFPC Receivable on Borrower’s Books and Records and on any statement or schedule delivered to WFFPC, including without limitation the Schedule of Receivables, is and will be the true and correct amount actually owing to Borrower as of the date each WFFPC Receivable is pledged to WFFPC, to the best of Borrower’s knowledge, is not subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and Borrower does not have any knowledge of any fact which would impair the validity or collectibility of any WFFPC Receivables;

(v) All security agreements, title retention instruments, and other documents and instruments which are security for WFFPC Receivables contain a correct and sufficient description of the personal property covered thereby, and, subject to the rights of WFFPC hereunder and the interests of Borrower as holder of such security agreements, title retention instruments or other documents or instruments, are or create first and prior perfected security interests and Liens;

(vi) At time of Borrower’s acquisition of the WFFPC Receivables, Borrower made an adequate review of the obligor’s payment history and collection notes of each WFFPC Receivable and determined that his or her ability to perform was satisfactory and met the standards generally observed by prudent finance companies acquiring portfolios on the secondary market and was in conformity in all material respects with Borrower’s policies and standards; and

(vii) Borrower has good and valid indefeasible title to the WFFPC Receivables, free and clear of all prior assignments, claims, liens, encumbrances and security interests, and has the right to pledge and grant WFFPC a first priority security interest in the WFFPC Receivables, in the manner provided in this Agreement.

Section 4.2 Organization. Borrower is a Texas limited partnership duly organized and validly existing under the laws of that state and has the power and authority to engage in the business it conducts and is qualified and in good standing, or comparable status, in those states wherein the nature of business or property owned by it requires such qualification, is not required to be qualified in any other state; or if not so qualified, no adverse effect would result therefrom. The organizational number assigned to Borrower by the state of its organization is 15200610.

Section 4.3 Perfection of Security Interest. Upon filing of financing statements in all places necessary to perfect the security interests granted in Article 3 of this Agreement, and stamping the legend required under Section 3.3 of this Agreement on such Collateral, WFFPC will have a first perfected security interest in the Collateral.

Section 4.4 No Violations. The making and performance of the Credit Documents do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which Borrower is a party or by which Borrower or its property is bound which would result in a material adverse effect on Borrower or the Collateral, and no failure of it to comply with any suit, law, rule, regulation, judgment, order, writ, decree, determination or award would have an adverse effect.

Section 4.5 Power and Authority.

(a) Borrower has full power and authority under the law of the state of its organization and under its agreement of limited partnership and other organizational documents to enter into, execute and deliver and perform the Credit Documents; to borrow monies hereunder, to incur the obligations herein provided for and to pledge and grant to WFFPC a security interest in the Collateral; and

(b) All actions (partnership or otherwise) necessary or appropriate for Borrower’s execution, delivery and performance of the Credit Documents have been taken.

Section 4.6 Validity of Agreements. Each of the Credit Documents is, or when delivered to WFFPC will be, duly executed and constitute valid and legally binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Section 4.7 Litigation. Except as described on Exhibit H, there is no order, notice, claim, action, suit, litigation, proceeding or investigation pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, whether or not fully covered by insurance.

Section 4.8 Compliance. Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local, material to the conduct of its business and operations; Borrower possesses all material permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with Borrower’s execution and performance of the Credit Documents.

Section 4.9 Accuracy of Information; Full Disclosure.

(a) All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to WFFPC pursuant to this Agreement have been or will be prepared in accordance with GAAP and do and will fairly present the financial condition of Borrower and its consolidated Subsidiaries, if any, on the dates thereof and results of operations for the periods covered thereby and discloses all liabilities (including contingent liabilities) of any kind of Borrower.

(b) Since the date of the most recent financial statements furnished to WFFPC, there has not been any material adverse change in the financial condition, business or operations of Borrower or the Collateral.

(c) All financial statements and other statements, documents and information furnished by Borrower to WFFPC in connection with this Agreement and the Note and the transactions contemplated hereunder do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Borrower has disclosed to WFFPC in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of Borrower, or Borrower’s ability to perform its obligations under this Agreement and the Note.

Section 4.10 Taxes. Borrower has filed all tax returns which are required to be filed and has paid when due all taxes, license and other fees with respect to the Collateral and the business of Borrower except taxes contested in good faith for which adequate reserves have been established by Borrower on its Books and Records.

Section 4.11 Indebtedness. Borrower has no presently outstanding indebtedness or obligations including contingent obligations and obligations under leases of property from others, except the indebtedness and obligations described in Exhibit H of this Agreement and in Borrower’s financial statements which have been furnished to WFFPC from time to time pursuant to Section 6.2 of this Agreement.

Section 4.12 Investments. At the time of this Agreement, Borrower has no direct or indirect Subsidiaries or Affiliates, or investments in or loans to any other individuals or business entities, except as described in Exhibit H of this Agreement.

Section 4.13 Business Location. Borrower’s address set forth on the signature page of this Agreement is the location of Borrower’s principal place of business and such address, together with the addresses set forth on Exhibit I of this Agreement, is the only location where Borrower keeps its records concerning the Collateral. The location of all other places of business of Borrower and the names in which Borrower conducts business at each such location are set forth in Exhibit I to this Agreement. Borrower owns no real property.

Section 4.14 Partnership Interests. The partnership interests of Borrower are owned as described on Exhibit H to this Agreement.

Section 4.15 ERISA. Borrower and any Subsidiary are in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder if such Persons are subject to such provisions and regulations. To the best of Borrower’s knowledge, no reportable event, as such term is defined in Title IV of ERISA (hereinafter called a “Reportable Event’), has occurred with respect to, nor has there been terminated, any Plan, if any, maintained for employees of Borrower or any Subsidiary.

ARTICLE 5

CONDITIONS TO LOAN

Section 5.1 Documents to be Delivered to WFFPC Prior to First Advance. Prior to the first Advance, Borrower shall deliver or caused to be delivered to WFFPC:

(a) Credit Documents. This Agreement, the Note and all other Credit Documents duly and properly executed by the parties thereto;

(b) Organizational Documents. Such documents and certificates as WFFPC may request relating to the organization, existence and good standing of Borrower, the authorization by Borrower’s board of directions of the transactions contemplated hereby and any related matters, in form and substance satisfactory to WFFPC;

(c) Opinion of Counsel. A written opinion of Borrower’s counsel addressed to WFFPC in form and substance satisfactory to WFFPC in its sole discretion;

(d) Officer’s Certificate. A certificate, dated the date of this Agreement, signed by the President of Borrower, in form and substance satisfactory to WFFPC in its sole discretion;

(e) Subordination and Intercreditor Documents. The Subordination Agreement(s) duly executed by each holder of Subordinated Debt, together with copies of the documents, instruments and writings evidencing such Subordinated Debt, and the Intercreditor Agreements duly executed by SSB, together with copies of the documents, instruments and writings evidencing Borrower’s indebtedness to SSB and, if deemed necessary by WFFPC, copies of amendments to such documents, instruments and writings permitting Borrower to enter into the transactions contemplated by this Agreement with WFFPC without causing a violation of such documents, instruments and writings;

(f) Availability Statement. A completed Availability Statement required under Section 2.1(b) of this Agreement;

(g) Request for Advance. A completed Request for Advance required under Section 2.7(a) of this Agreement;

(h) Insurance. Evidence of insurance issued by a reputable carrier with respect to Borrower’s fire, casualty, liability, and other insurance covering its Property, and any key owner/operator insurance;

(i) Searches. Uniform Commercial Code, tax and judgment searches against Borrower in those offices and jurisdictions as WFFPC shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against Borrower or any Collateral except for those Liens, financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to WFFPC Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances, (iii) has delivered a Subordination Agreement to WFFPC with respect to its Lien and security interest in the Collateral, or (iv) has exchanged (in the case of SSB) an Intercreditor Agreement with WFFPC, all in a form and substance satisfactory to WFFPC in its sole discretion;

(j) SSB’s and FSBF, LLC’s Board Minutes. A copy of the minutes of a meeting of the board of directors of (i) SSB, certified by the corporate secretary of SSB and in form and substance satisfactory to WFFPC, authorizing SSB’s execution of the Intercreditor Agreement and (ii) FSBF, LLC authorizing Borrower’s execution of this Agreement and the other Credit Documents;

(k) Other Documents. Such additional documents as WFFPC reasonably may request.

Section 5.2 Conditions to all Advances. The obligation of WFFPC to make each subsequent Advance hereunder pursuant to Section 2.1 is conditioned upon (a) Borrower’s satisfaction of each of the conditions specified in Sections 2.1, 3.2, 3.3, 5.1(f) and 5.1(g), (b) the continuing accuracy of the representations and warranties made by Borrower under this Agreement, (c) the absence, after giving effect to such Advance and the receipt of the proceeds thereof and the retirement of any indebtedness then being retired out of the proceeds of such Advance, of any Default or Event of Default; (d) WFFPC’s receipt of a collateral assignment with respect to all Collateral and (e) WFFPC’s receipt of a payoff letter (in form and substance satisfactory to WFFPC) with respect to any Receivables to be pledged and assigned to WFFPC in connection with such Advance.

ARTICLE 6

BORROWER’S AFFIRMATIVE COVENANTS

In addition to the covenants contained in Article 3 and 4 of this Agreement relating to the Collateral, until all Obligations have been satisfied in full and the Commitment has expired or otherwise has been terminated, Borrower covenants and agrees as follows:

Section 6.1 Borrower’s Place of Business and Books and Records. Borrower will promptly advise WFFPC in writing of (a) the establishment of any new places of business by Borrower and of the discontinuance of any existing places of business of Borrower; and (b) the creation of any new Subsidiaries or affiliated entities.

Section 6.2 Reporting Requirements. Borrower will deliver to WFFPC:

(a) within 20 days after the end of each month, company prepared financial statements of Borrower’s business for such previous month, consisting of a balance sheet, income statement and consolidating schedules as of the end of such month, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments;

(b) within 120 days after the close of each fiscal year, commencing with the fiscal year ending June 30, 2005, consolidated financial statements of Borrower and its consolidated Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement and statement of cash flow of Borrower and its consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be certified without qualification by an independent certified public accountant selected by Borrower and acceptable to WFFPC and accompanied by the unqualified opinion of such accountant; and cause WFFPC to be furnished at the time of completion thereof, a copy of any management letter for Borrower and its consolidated Subsidiaries prepared by such certified public accounting firm.

(c) the documents required to be furnished pursuant to Section 3.3 of this Agreement;

(d) within 20 days after the end of each month, for the month then ending, reports in form and substance satisfactory to WFFPC, as required pursuant to Section 3.3, setting forth an aging of Receivables, Schedule of Receivables and Assignment, Static Pool Report and an Availability Statement;

(e) within 20 days after the end of each calendar quarter, Borrower’s lifetime remaining loss projections as of the quarter then-ended, in form and substance satisfactory to WFFPC;

(f) upon request by WFFPC from time to time, copies of Borrower’s income tax returns, including any schedules attached thereto, filed with the Internal Revenue Service;

(g) within 20 days after the end of each month, as of the last day of the month then ending, books and records consisting of data tape information in a format acceptable to WFFPC for Borrower’s Receivables portfolio;

(h) upon their receipt by Borrower, all internal audit and regulatory reports prepared by or with respect to Borrower, to the extent Borrower is permitted to share such reports with WFFPC by the regulatory authorities with jurisdiction over Borrower and/or SSB;

(i) within 120 days after the close of each fiscal year, commencing with the fiscal year ending June 30, 2005, consolidated financial statements of SSB for the fiscal year then ended consisting of a balance sheet, income statement and statement of cash flow as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be certified without qualification by an independent certified public accountant selected by SSB and acceptable to WFFPC and accompanied by the unqualified opinion of such accountant; and cause WFFPC to be furnished at the time of completion thereof, a copy of any management letter for SSB prepared by such certified public accounting firm.

(j) Within 120 days after the date of each fiscal year, an annual certificate signed by an executive officer of Borrower in the form of Exhibit J attached hereto.

Section 6.3 Borrower’s Books and Records. Borrower will keep accurate and complete Books and Records concerning the Collateral and all transactions with respect thereto consistent with sound business practices and will comply with WFFPC’s reasonable requirements, from time to time in effect, including those concerning the submission of reports on all items of Collateral including those which are deemed to be delinquent. The form of delinquency reports, the frequency with which such reports shall be submitted to WFFPC (which in any case shall be no less frequently than monthly) and the standards for determining which Collateral transactions are deemed delinquent for this purpose, shall at all times be satisfactory to WFFPC. WFFPC shall have the right at any time and from time to time during regular business hours, upon WFFPC’s giving of 24 hours’ notice to Borrower, to inspect, audit, and copy the Books and Records of Borrower and inspect and audit any Collateral. Prior to an Event of Default, WFFPC may not conduct more than four (4) audits for any twelve (12) month period. After an Event of Default occurs, neither such frequency limitation nor prior notice requirement shall apply.

Section 6.4 Financial Covenants. At all times Borrower shall maintain the following financial covenants (based on the consolidated financial statements of FSB Financial, Ltd. and all its subsidiaries, provided that the financial statements of Special Purpose Subsidiaries shall be ignored for purposes of determining Borrower’s compliance with these covenants):

(a) EBITDA Ratio. An EBITDA Ratio of not less than 1.50 to 1.00 as of the end of each calendar quarter.

(b) WFFPC Debt to Capital Base Ratio. A WFFPC Debt to Capital Base Ratio of not more than 4.50 to 1.0 as of the end of any calendar month.

(c) Senior Debt to Capital Base Ratio. A Senior Debt to Capital Base Ratio of not more than 7.00 to 1.0 as of the end of any calendar month. In addition to the foregoing, the ratio obtained by dividing (a) average Senior Debt for the most recent twelve (12) months by (b) average Capital Base for the most recent twelve (12) months, shall not be more than 6.5 to 1.0 as of the end of any calendar month. For purposes of the foregoing calculation during the first twelve (12) months after the effective date of this Agreement, the entire amount of Existing Long-Term Unsecured Debt shall be excluded from the average Senior Debt and the pro rata portion of Existing Long-Term Unsecured Debt outstanding shall be included, without duplication, in the average Capital Base for such period.

(d) Charge-off Policy. WFFPC Receivables must be Charged-off in the month they become 120 days or more delinquent on a contractual aging basis.

(e) Minimum Capital Base. A Capital Base of at least $10,000,000 at all times.

(f) Collateral Performance Indicator. A Collateral Performance Indicator of less than 11% at all times.

Failure to comply with Section 6.4(d) shall not constitute an Event of Default.

Section 6.5 Compliance With Applicable Law.

(a) All Receivables shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statutes, orders and interpretations (including all Consumer Finance Laws) at the time of origination by the original lender and modification, if any, by Borrower.

(b) Borrower shall comply in all respects with all local, state and federal laws and regulations, and the provisions and requirements of all permits, certificates of compliance and approval issued by regulatory authorities, if any, and other like grants of authority held by Borrower; and notify WFFPC immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such grants of authority.

(c) Should Borrower acquire any real property, Borrower agrees to notify WFFPC of any actual environmental liability that exists with respect to such property and of the assertion or claim of any such liability by any party.

The parties expressly acknowledge and agree that Borrower’s failure to comply with Section 6.5(a) shall not constitute and Event of Default hereunder unless such failure relates to WFFPC Receivables having a value of greater than $500,000.

Section 6.6 Notice of Default. Borrower will promptly notify WFFPC of the occurrence of any Default or Event of Default hereunder or under the Note or of any fact, condition or event which, with the giving of notice, passage of time, or both, would become a Default or an Event of Default. Borrower also will promptly notify WFFPC of the occurrence of any default or event of default under the terms of its agreement with SSB, or of any fact, condition or event which, with the giving of notice, passage of time, or both, would become a default or an event of default under Borrower’s agreement with SSB. For purposes of any Default or Event of Default due to a breach of the representations and warranties of Borrower relating to WFFPC Receivables in Section 4.1(a), notice shall be deemed given by Borrower to WFFPC by exclusion of any such WFFPC Receivable in the delivery of the next required Availability Statement.

Section 6.7 Partnership Existence, Properties. Borrower will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; (b) maintain, preserve and protect all licenses and trade names and preserve all the remainder of its property used or useful in the conduct of its business; and (c) maintain in effect insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be consistent with prudent business practices in the industry and furnish to WFFPC from time to time, upon their request therefor, evidence of same.

Section 6.8 Payment of Indebtedness; Taxes. Borrower will (a) pay all of its indebtedness and obligations promptly and in accordance with normal terms; and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrower shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrower shall have set aside on its books adequate reserves (as may be required in accordance with GAAP) with respect to any such indebtedness, tax, assessment, charge, levy or claim, so contested.

Section 6.9 Notice Regarding Any Plan. If a Plan is maintained in whole or in part for the employees of Borrower or any Subsidiary, Borrower shall furnish to WFFPC:

(a) as soon as possible, and in any event within 20 days after any senior officer of Borrower knows or has reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of Borrower or any Subsidiary, a statement of the President or Treasurer of Borrower setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation;

(b) promptly after receipt thereof, a copy of any notice which Borrower may receive from the Pension Benefit Guaranty Corporation relating to the intention of Borrower to terminate any Plan maintained in whole or in part for the benefit of employees of Borrower or any Subsidiary or to appoint a trustee to administer any such Plan;

(c) promptly after receipt thereof, a copy of any notices received by Borrower or any Subsidiary from any Multiemployer Plan (as defined in Section 3(37) of ERISA) relating to any contribution, delinquency or withdrawal liability assessment; and

(d) promptly after receipt thereof, a copy of any notice received by Borrower or any Subsidiary from any governmental agency concerning any audit, assessment, claim, investigation or initiation of any action with regard to the any such Plan.

Section 6.10 Other Information. From time to time upon request of WFFPC, Borrower will furnish to WFFPC such additional information and reports regarding the Collateral and the operations, businesses, affairs, prospects and financial condition of Borrower and its Subsidiaries as WFFPC may reasonably request.

Section 6.11 Litigation. Borrower will promptly notify WFFPC of any litigation or action instituted or, to Borrower’s knowledge, threatened against Borrower or any of its Subsidiaries and of the entry of any judgment or lien against any property of Borrower in an amount of $250,000 or more as to any separate action, litigation, judgment or lien instituted, threatened or entered or in an aggregate amount of $1,000,000 or more as to all actions, litigation, judgment, or liens instituted, threatened or entered.

Section 6.12 Business Location, Legal Name and State of Organization. Borrower shall notify WFFPC: (a) at least 30 days prior to: (i) any proposed change in its principal place of business, its legal name or its state of organization; (ii) any additional places of business of Borrower or any Subsidiaries; and (iii) the names in which Borrower or any Subsidiary conducts business at each such location; and (b) at least one Business Day prior to any proposed change in or additional custodians under any Custodian Agreement (which change in or additional custodian shall be acceptable to WFFPC in its sole discretion). Upon request of WFFPC, Borrower will execute and deliver such additional financing statements, amendments thereto, Custodian Agreement(s) or amendments thereto and such other additional documents, instruments and writings, and take such other action as WFFPC shall request to obtain, maintain or continue its perfected and first priority Lien on and security interest in the Collateral (including the WFFPC Receivables); provided, prior to the occurrence of an Event of Default, Lender shall not require that Borrower change the notation of the secured party on certificates of titles to the motor vehicles securing the WFFPC Receivables.

Section 6.13 Operations. Borrower shall maintain satisfactory buying guidelines and operating standards, including, with respect to each obligor of each WFFPC Receivable, an adequate review of the obligor’s payment history and collection notes and a determination that his or her ability to perform is satisfactory and meets the standards generally observed by prudent finance companies acquiring portfolios on the secondary market and is in conformity in all material respects with Borrower’s policies and standards

Section 6.14 Further Assurances. Borrower shall from time to time execute and deliver to WFFPC such other documents and shall take such other action as may be reasonably requested by WFFPC in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrower to WFFPC pursuant to the terms of this Agreement, the Note or any other Credit Documents.

Section 6.15 Sale of WFFPC Receivables. Borrower shall provide WFFPC with five (5) days prior written notice of the sale of any Collateral (including the WFFPC Receivables) and shall have the proceeds of any such sales wired directly to WFFPC.

ARTICLE 7

NEGATIVE COVENANTS

Borrower covenants and agrees with WFFPC that until all Obligations have been satisfied in full and the Commitment has expired or otherwise has been terminated, Borrower will not do any of the following without the prior written consent of WFFPC:

Section 7.1 Payments to and Transactions with Affiliates. (a) Make any loan, advance, extension of credit or payment to any Affiliate, officer, employee, member, manager, partner or director of Borrower or any Affiliate, which in the aggregate exceed $10,000 or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering or any service, to or with any Affiliate or any partner, officer, or employee of Borrower or any Affiliate, except for other transactions with or services rendered to any Affiliate of Borrower in the ordinary course of business and pursuant to the reasonable requirements of the business of such Affiliate and upon terms found by the board of directors of Borrower to be fair and reasonable and no less favorable to Borrower than would obtain in a comparable arms’ length transaction with a person or entity not affiliated with or employed by Borrower (including, without limitation, the transactions contemplated by Borrower’s agreement with SSB pursuant to which SSB provides funding for Borrower’s acquisition of Receivables other than the Collateral); provided, however, that Borrower may in any event pay reasonable compensation to any such employee or officer in the ordinary course of Borrower’s business consistent and commensurate with Borrower’s past practices, and provided further that Borrower may obtain and repay short term loans from SSB, SWS Group or Southwest Securities Incorporated for so long as no Event of Default exists hereunder or is caused by any such loans or repayments.

Section 7.2 Restricted Payments. Make any Restricted Payment, except that Borrower may (a) make distributions to its partners for taxes and (b) make payments of principal of and interest on Subordinated Debt not otherwise prohibited under the subordination provisions applicable to such Subordinated Debt, provided, in each case, immediately prior to and after giving effect to any distribution or payment no Default or Event of Default shall exist.

Section 7.3 Guaranties. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business.

Section 7.4 Nature of Business. Engage in any business other than the business in which Borrower currently is engaged or make any material change in the nature of the financings which Borrower extends, including without limiting the generality of the foregoing, matters relating to size, type, term, nature and dollar amount.

Section 7.5 Negative Pledge. Assign, discount, pledge, sell, grant a Lien in or otherwise dispose of or encumber any Collateral (including the WFFPC Receivables).

Section 7.6 Investments and Acquisitions. Make any investments in any other firm, entity or corporation; or enter into any new business activities or ventures not related to Borrower’s business existing as of the date of this Agreement; or create or form any Subsidiary of Borrower, provided, however, that this Section shall not be deemed to prohibit Borrower from forming one or more Special Purpose Subsidiaries.

Section 7.7 Compliance with Formula. Permit the aggregate amount of all Advances outstanding at any time to exceed the Borrowing Base.

Section 7.8 Mergers, Sales, Divestitures. Acquire all or substantially all of the shares of stock of or other equity interest in any entity, be a party to any consolidation or merger or sell, transfer or otherwise dispose of any Collateral (including the WFFPC Receivables).

Section 7.9 Use of Proceeds. Use the proceeds of any loan or advance made by WFFPC hereunder for purposes other than in connection with Borrower’s general corporate purposes, including consumer lending activities and working capital. No portion of the proceeds of any loan or advance made by WFFPC hereunder will be used, directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulations U and X.

Section 7.10 Ownership and Management. Allow Borrower to be owned and controlled directly or indirectly by any person or entity other than the partners and senior management that own and control Borrower as of the date of this Agreement, provided that Steve Burke may transfer his partnership interests in Borrower to any of the other partners or to a third party upon his termination or retirement from employment by Borrower without causing a violation of this covenant.

Section 7.11 Amendment to Subordinated Debt. Amend or permit the amendment of the documents and instruments evidencing Subordinated Debt or make any prepayment on account of such Subordinated Debt which is not otherwise allowed to be made under the subordination provisions applicable to such Subordinated Debt.

ARTICLE 8

EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default under this Agreement:

Section 8.1 Failure to Make Payments. The failure of Borrower to make any payment of principal or interest under the Note or this Agreement or any other payment hereunder or in respect of any other Obligation within 10 days of the date when due.

Section 8.2 Information, Representations and Warranties. Any financial statement, written information furnished or representation or warranty, certificates, document or instrument made or given by Borrower herein or furnished in connection herewith shall be false, misleading or incorrect; provided, however, that with respect to clerical or administrative errors, Borrower shall have 10 days following the date on which Borrower had or should have had actual knowledge of such error in which to correct such error to WFFPC’s reasonable satisfaction.

Section 8.3 Financial and Negative Covenants. The failure of Borrower to observe, perform or comply with any of the covenants set forth in Sections 6.4 or 7.1 through 7.12 of this Agreement, which failure has not been resolved to WFFPC’s reasonable satisfaction within 5 days after the earlier of (a) the date on which Borrower had or should have had actual knowledge of such failure or (b) the date on which Borrower was required to report the same to WFFPC pursuant to the applicable provisions of this Agreement or (c) the date on which WFFPC gave notice to Borrower of such failure.

Section 8.4 Covenants and Agreements. The failure of Borrower to observe, perform or comply with any other covenant, warranty, agreement or provision of the Note or this Agreement or any other Credit Document, which failure has not been cured to WFFPC’s reasonable satisfaction within 15 days after the earlier of (a) the date on which Borrower had or should have had knowledge of such failure, or (b) the date on which WFFPC gave notice to Borrower of such default.

Section 8.5 Collateral. At any time after the grant to WFFPC of a security interest in or Lien upon any Collateral (including the WFFPC Receivables), WFFPC’s interest therein shall for any reason cease to be a valid and subsisting first priority and only Lien in favor of WFFPC; provided, however, that any Event of Default under this Section 8.5 arising out of the invalidity of a lien on the motor vehicle securing a WFFPC Receivable shall be cured by the exclusion of any such WFFPC Receivable in the delivery of the next required Availability Statement.

Section 8.6 Defaults Under Other Agreements. Any default by Borrower under any other agreement to which Borrower is a party and with respect to which the amount claimed exceeds $200,000, singly or in the aggregate, not cured to WFFPC’s reasonable satisfaction on or before the earlier of (a) the date 5 days after Borrower had or should have had knowledge of such default, or (b) the date on which the applicable indebtedness in excess of $200,000, singly or in the aggregate, of Borrower is accelerated or rights of Borrower are terminated.

Section 8.7 Certain Events. The occurrence of any of the following with respect to Borrower:

(a) Voluntary Proceedings. It shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due as defined in the United States Bankruptcy Code, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any partnership action for the purpose of effecting any of the foregoing.

(b) Involuntary Proceeding. A proceeding or case shall be commenced against it without its application or consent in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of it, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed or unstayed and in effect, for a period of 45 days, or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code.

(c) Change in Ownership or Control. Borrower shall be owned or controlled directly or indirectly by any person or entity other than the partners that own or control Borrower as of the date of this Agreement, provided that the transfer of Steve Burke’s partnership interests in Borrower to one or more of the other partners or to a third party upon his termination or retirement from employment by Borrower shall not constitute a violation of this covenant.

Section 8.8 Possession of Collateral. A judgment creditor of Borrower shall take possession or file proceedings to attempt to take possession of any of the Collateral by any means including without limitation, by levy, distraint, replevin, self-help, seizure or attachment.

Section 8.9 Credit Documents. An event of default (however defined) shall occur under any Credit Document or under any other security agreement, guaranty, mortgage, deed of trust, assignment or other instrument or agreement securing or supporting any obligation of Borrower under this Agreement or under the Note.

Section 8.10 Material Adverse Change. A material adverse change in the business or financial condition of Borrower shall occur that, in the reasonable credit judgment of WFFPC, would impair the ability of Borrower to repay the Loan or materially impair the Collateral.

Section 8.11 OTS. SSB is not considered “well capitalized” by the OTS.

ARTICLE 9

REMEDIES OF WFFPC AND WAIVER

Section 9.1 WFFPC’s Remedies. Immediately upon the occurrence of any Event of Default specified in this Agreement, the obligation of WFFPC to make Advances shall terminate and WFFPC may declare the Loan made pursuant to this Agreement and any other Obligation, together with all accrued interest, immediately due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrower hereby expressly waives. Upon such occurrence and/or declaration, WFFPC shall have, in addition to the rights and remedies given to it by the Note and this Agreement and the other Credit Documents, all the rights and remedies of a secured party as provided in the Iowa Uniform Commercial Code (regardless of whether such Code has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, and without demand of performance and without other notice (except as specifically required by the Note or this Agreement or the documents executed in connection herewith) or demand whatever to Borrower all of which are hereby expressly waived, WFFPC may, in addition to all the rights conferred upon it by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Borrower hereby expressly waives), (b) to lawfully dispose of the whole or any part of the Collateral (including the WFFPC Receivables), or any other Property, instrument or document pledged as security for any Obligation at public or private sale, without advertisement or demand upon Borrower, or upon any obligor of any Collateral (including the WFFPC Receivables), or any other security, the same being hereby waived, except to the extent otherwise required by law, with the right on the part of WFFPC or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all reasonable legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Borrower’s Obligations; and (d) to exercise any other rights and remedies available to it by law or agreement. Any remainder of the proceeds after satisfaction in full of Borrower’s Obligations shall be distributed as required by applicable law. Notice of any sale or disposition of Collateral shall be given to Borrower at least 10 Business Days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrower agrees shall be reasonable notice of such sale or other disposition. Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.7(a) or (b) hereof, the Loan made pursuant to this Agreement and all other Obligations, together with all accrued interest, shall be immediately due and payable in full without presentment, demand, or protest or notice of any kind, all of which Borrower hereby expressly waives.

Section 9.2 Waiver and Release by Borrower. To the extent permitted by applicable law, Borrower: (a) waives (i) presentment and protest of the Notes and this Agreement or any Collateral (including the WFFPC Receivables) held by WFFPC on which Borrower is any way liable and (ii) notice and opportunity to be heard, after acceleration in the manner provided in Article 9 of this Agreement, before exercise by WFFPC of the remedies of self-help or set-off permitted by law or by any agreement with Borrower, and except where required hereby or by law, notice of any other action taken by WFFPC; and (b) releases WFFPC and its respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of WFFPC or its respective officers, attorneys, agents and employees, except willful misconduct or gross negligence.

Section 9.3 No Waiver. Neither the failure nor any delay on the part of WFFPC to exercise any right, power or privilege under the Note or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Indemnification and Release Provisions. Borrower hereby agrees to defend WFFPC and its directors, officers, agents, employees and attorneys from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation fees and disbursements of attorneys, incurred by any of them arising out of or in connection with or by reason of this Agreement, the making of the Loan or any Collateral, or any other Credit Document, including, without limitation, any and all losses, liabilities, claims, damages, interest, judgments, costs or expenses related to or arising under any Consumer Finance Laws or applicable environmental statutes or the application of any such statute to Borrower’s properties or activities, other than such losses, liabilities, claims, damages, interest, judgments, costs or expenses which has been determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of WFFPC. Borrower hereby releases WFFPC and its respective directors, officers, agents, employees and attorneys from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, other than such loss, damage cost or expense which has been determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of WFFPC. All obligations provided for in this Section 10.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

Section 10.2 Amendments. Unless otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by WFFPC.

Section 10.3 APPLICABLE LAW. THIS AGREEMENT AND ALL DOCUMENTS

EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA

Section 10.4 Notices. All communications provided for hereunder shall be in writing and shall be deemed to have been delivered, if delivered in person, or sent by certified mail, postage pre-paid, return receipt requested, by reliable overnight courier or by telecopier, to the addresses set forth on the signature page of this Agreement for each party, or to such other address as any party shall specify to the other party in writing.

Section 10.5 Termination and Release. This Agreement shall not terminate until all amounts due under the Note, this Agreement and any other Credit Document and other Obligations, together with all interest and costs due, shall have been indefeasible paid in full and the Commitment has expired or otherwise has been terminated. Upon such termination and payment, the Collateral securing the Loan, the Notes, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of WFFPC in or to the same shall cease. Thereafter, WFFPC agrees to deliver to Borrower such documents as Borrower may reasonably request to release of record any security interest or lien of WFFPC in the Collateral.

Section 10.6 Costs, Expenses and Taxes. Borrower agrees to pay immediately upon demand therefor, all legal fees and out-of-pocket expenses of WFFPC related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Credit Document, up to $25,000, and any and all waivers, amendments or modifications of any of the Credit Documents or any of the terms and provisions thereof and, following any Default or Event of Default hereunder, any and all audits and required inspections permitted under this Agreement or any other Credit Document. In the event that this Agreement is amended to include electronic chattel paper within the definition of Eligible Receivables, WFFPC shall not assess a fee for such amendment, but shall be entitled to receive payment from Borrower for all legal fees and out-of-pocket expenses of WFFPC related to the preparation, negotiation, documentation, execution, filing or delivery of such amendment. Prior to an Event of Default, Borrower shall reimburse WFFPC up to $1,000 in expenses related to audits and inspections described in Section 6.3. Borrower shall also pay immediately upon demand therefor all fees (including without limitation, legal fees), costs and other expenses incurred in connection with collection of the Loan, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of WFFPC’s rights hereunder or under any Credit Document. In addition, Borrower agrees to pay any and all stamp and other taxes or filing fees payable or determined to be payable in connection with the execution and delivery of the Note and this Agreement, the Collateral and other documents to be delivered hereunder, and agrees to save WFFPC harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes.

Section 10.7 Successors and Assigns. This Agreement shall bind and inure to the benefit of each signatory, its successors and assigns, provided, however, that Borrower may not make an assignment of this Agreement without the prior written consent of WFFPC.

Section 10.8 JURISDICTION AND VENUE. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT

OR THE RELATIONSHIP ESTABLISHED HEREUNDER, SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE COUNTY OF POLK, STATE OF IOWA, THE FEDERAL COURTS WHOSE VENUE INCLUDES THE COUNTY OF POLK, STATE OF IOWA, OR, AT THE SOLE OPTION OF WFFPC, IN ANY OTHER COURT IN WHICH WFFPC SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION WHICH EITHER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, BORROWER AND WFFPC EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.8. BORROWER AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER.

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR WFFPC TO ENTER INTO THIS AGREEMENT.

Section 10.10 Exchanging Information. Borrower understands that employees of WFFPC, and its Affiliates, Wells Fargo & Company and Wells Fargo Financial, Inc. were involved in the credit decision underlying this Agreement. Borrower consents to the disclosure of confidential information to such employees of WFFPC, and its Affiliates, Wells Fargo & Company and Wells Fargo Financial, Inc. solely for such purpose and to the disclosure of such confidential information in connection with the administration of this Agreement and the transactions contemplated hereunder and for internal and external audit purposes. WFFPC shall be entitled to provide all information received by WFFPC regarding the Borrower and its Affiliates, on a need to know basis, to WFFPC’s prospective participants in the Loan and Borrower waives any right of confidentiality it may have with respect to such exchange of such information..

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Dated the date and year first written above.

BORROWER:	FSB FINANCIAL, LTD.

110 West Randol Mill Road, Suite 100 Arlington, TX 76011 Telephone: (817) 794-0001 Facsimile: (817) 548-1936	By: By:	FSBF, LLC, its Managing Partner /s/ Steve Burke Steve Burke, President

WFFPC:	WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.

1760 Market Street, Suite 300 Philadelphia, PA 19103 Telephone: (215) 569-1400 Facsimile: (215) 569-0251	By:	/s/ William Laird William Laird, Vice President

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

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EXHIBITS

Exhibit A:	Form of Request for Advance
Exhibit B:	Form of Availability Statement
Exhibit C:	Form of Custodian Agreement
Exhibit D:	[Intentionally Left Blank]
Exhibit E:	Form of Promissory Note
Exhibit F:	Form of Schedule of Receivables and Assignment
Exhibit G-1:	Form of Subordination Agreement
Exhibit G-2:	Form of Intercreditor Agreement
Exhibit H:	Form of Disclosure Pursuant to Representations and Warranties
Exhibit I:	Locations and Names of Borrower
Exhibit J:	Form of Annual Certification

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